[MULDOON MURPHY & AGUGGIA LLP LETTERHEAD]






                                October 14, 2005



Board of Directors
Pulaski Financial Corp.
12300 Olive Boulevard
St. Louis, Missouri 63141

      Re:   Pulaski Financial Corp.
            Dividend Reinvestment and Stock Purchase Plan
            Registration Statement on Form S-3

Gentlemen:

      We have acted as counsel for Pulaski Financial Corp. (the "Company") in connection with the offer and sale by the Company of 250,000 shares of the Company's common stock, par value $0.01 per share (the "Shares") under the Company's Dividend Reinvestment and Stock Purchase Plan. The Shares are being offered pursuant to the Securities Act of 1933, as amended, under a Registration Statement on Form S-3 (the "Registration Statement").

      We have reviewed the Company's corporate records, including its Articles of Incorporation as amended and Bylaws as of the date hereof, and such other documents as we considered necessary as a basis for the opinion hereinafter expressed.

      Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and that when the Shares are from time to time issued in accordance with the terms and conditions set forth in the prospectus contained in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

      We hereby consent to the inclusion of this opinion in the Registration Statement and to the reference to our firm therein and in the Prospectus forming a part thereof.

                                    Very truly yours,

                                    /s/ Muldoon Murphy & Aguggia LLP

                                    MULDOON MURPHY & AGUGGIA LLP